                                                                EXHIBIT 10.17


                       EXTRACT FROM RESOLUTIONS APPROVED
          BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                              ON OCTOBER 3, 1997


RESOLVED:

        1. Except as otherwise provided in paragraph 3 below, that the Tax Deferred Equity Participation Plan (the "Plan") be and hereby is amended to change all references to calendar years, months and quarters to fiscal years, months and quarters, respectively, including all corresponding and related changes; and

        2. That the definition in the Plan of the term "Calculation Date" be and hereby is amended to be the last day of the Company's fiscal year; and

        3. That Section 2(r) of the Plan, setting forth the definition of the term "Minimum Eligible Compensation," be and hereby is amended and restated to read in its entirety as follows:

"(r) 'Minimum Eligible Compensation' means $100,000 with respect to the calendar year ending December 31, 1997, and with respect to each fiscal year of the Company beginning on or after December 1, 1997, such amount as the Committee shall determine."

        FURTHER RESOLVED, that each of the officers of the Corporation be and hereby is authorized and directed in the name and on behalf of the Corporation and under its corporate seal or otherwise to prepare, execute and deliver, file and record all instruments, documents or other papers and to do all such other acts and things as they in their discretion may deem appropriate to carry into the effect of the foregoing resolutions.